Exhibit 10.3

The Noteholders signatory hereto

One MetLife Way

Whippany, New Jersey 07981

As of March 31, 2021

MATSON, INC.

1411 Sand Island Parkway

Honolulu, Hawaii 96819

Re:	Amendment to December 21, 2016 Note Purchase Agreement

Ladies and Gentlemen:

Reference is made to that certain Note Purchase Agreement, dated as of December 21, 2016 (as amended or otherwise modified from time to time, the “Agreement”), by and among Matson, Inc., a Hawaii corporation (the “Company”), on the one hand, and the Purchasers named therein, on the other hand.  Capitalized terms used and not otherwise defined in this letter agreement shall have the meanings provided in the Agreement (after giving effect to the amendments provided in this letter agreement).

1.Pursuant to the provisions of paragraph 11C of the Agreement, and subject to the terms and conditions of this letter agreement, the undersigned holders of Notes (the “Noteholders”) and the Company agree that the Agreement is hereby amended, as follows:

1.1Paragraphs 1C and 1D are deleted, and paragraph 1B is amended and restated, as follows:

“1B.INTEREST ENHANCEMENT PAYMENTS.

In addition to interest (including, if applicable, the default rate) accruing on each Note, the Company agrees to pay from time to time to the holder of such Note a fee (any payment from time to time of such fee being referred to as an “Interest Enhancement Payment”) with respect to each fiscal quarter.  Payment of each Interest Enhancement Payment shall be made in the manner specified in this Agreement for interest payments upon such Note.  Each Interest Enhancement Payment shall be a dollar amount equal to (a) the product obtained by multiplying (i) the Applicable Number (as defined below) for such fiscal quarter times (ii) the Weighted Dollar Average (as defined below) of the principal balance of such Note during the fiscal quarter to which the Interest Enhancement Payment relates and (b) dividing the product thus obtained by four.  The Interest Enhancement Payment for each applicable fiscal quarter shall be payable in arrears (and shall be fully earned and non-refundable) upon the earlier of (I) fifteen days after the date upon which the financial statements (and the Officer’s Certificate required to accompany such financial statements, which Officer’s Certificate shall, in addition to the other matters certified therein, set forth a computation of the Interest Enhancement Payment for each Note for the applicable fiscal quarter) for such fiscal quarter are required to be delivered under paragraph 5A(i) (or paragraph 5A(ii) if the applicable fiscal quarter is the last fiscal quarter in a fiscal year) and (II) the actual delivery date of such financial statements and such Officer’s Certificate for such fiscal quarter.  If the Company fails to deliver financial statements (or the accompanying Officer’s Certificate) under paragraphs 5A(i) or (ii) for any fiscal quarter or fiscal year by the fifteenth day after the date such delivery is due, then the Company shall be deemed to owe the Interest Enhancement Payment for the applicable fiscal quarter (based on the Applicable Number, as determined in the next succeeding paragraph) assuming that the Consolidated Leverage Ratio was greater than 3.25 to 1.00 at the end of such fiscal quarter or fiscal year, and shall make the payment required for such fiscal quarter on the date due pursuant to the immediately preceding sentence.

As used in this paragraph 1B:  (a) the “Applicable Number” shall mean (i) .0025 if the Consolidated Leverage Ratio was greater than 3.25 to 1.00 at the end of such fiscal quarter, or (ii) zero if the Consolidated Leverage Ratio was equal to or less than 3.25 to 1.00 at the end of such fiscal quarter; and (b) the “Weighted Dollar Average” shall mean, for any Note with respect to any fiscal quarter, (i) the sum of the principal amounts outstanding of such Note at the end of each calendar day during such fiscal quarter, divided by (ii) the number of calendar days during such fiscal quarter.

Notwithstanding anything to the contrary in the preceding portions of this paragraph 1B:  (i) concurrent with the time when the remaining outstanding principal amount of such Note has become due and payable (whether at the scheduled final maturity thereof, upon any acceleration of the maturity thereof or otherwise) the Interest Enhancement Payment shall be payable in arrears (and shall be fully earned and non-refundable) for (a) the full fiscal quarter immediately preceding such time (but only if the Interest Enhancement Payment has not otherwise become payable at such time pursuant to the first paragraph of this paragraph 1B) based on the most recent Applicable Number available at such time, and (b) the portion of the current fiscal quarter through such time based on the most recent Applicable Number available at such time, and ratably adjusted for the portion of such fiscal quarter that has elapsed at such time; (ii) if any such Officer’s Certificate erroneously indicates (as reasonably determined by the Required Holders) an Applicable Number more favorable to the Company (due to an incorrect calculation of the Consolidated Leverage Ratio) than should be afforded by the actual calculation of such Consolidated Leverage Ratio, then the Company shall promptly pay such additional Interest Enhancement Payment as is required to correct such error; and (iii) the acceptance of any Interest Enhancement Payment by any holder of a Note shall not constitute a waiver of any Default or Event of Default, including any breach of the Consolidated Leverage Ratio.”

1.2Each of the preamble to paragraph 4 and paragraph 4A is amended and restated, as follows:

“4.PREPAYMENTS.  The Notes shall be subject to required prepayment as and to the extent provided in paragraph 4A.  The Notes shall also be subject to prepayment under the circumstances set forth in paragraph 4B.  Any prepayment made by the Company pursuant to any other provision of this paragraph 4 shall not reduce or otherwise affect its obligation to make any required prepayment as specified in paragraph 4A.

4A.Required Prepayments of Notes.  Until the Notes shall be paid in full, the Company shall apply to the prepayment thereof, without premium, the sum of $5,769,230.77 on December 21, 2021 and on each June 21 and December 21 thereafter through and including June 21, 2027, inclusive, and such principal amounts of the Notes, together with interest thereon to the prepayment dates, shall become due on such prepayment dates.  The remaining outstanding principal amount of the Notes, together with any accrued and unpaid interest thereon, shall become due on December 21, 2027, the maturity date of the Notes.”

1.3Paragraph 5J is amended and restated, as follows:

“5J.Rating Confirmation.  The Company covenants that it will obtain, by not later than the earlier of June 30, 2018 and the beginning of the Special Relief Period, and thereafter use its reasonable best efforts to cause to be maintained at all times until December 31, 2021, but only if the Consolidated Leverage Ratio is 2.50:1.00 or less as of such date (as reflected in the Officer’s Certificate required to accompany the financial statements for December 31, 2021 delivered pursuant to paragraph 5A(ii)), and otherwise until December 31, 2022, at its sole cost and expense, a Credit Rating from at least one Rating Agency.  On or before November 30 of each year when a Credit Rating is required to be maintained the Company further covenants and agrees it will provide a notice to each of the holders of the Notes sent in the manner provided in paragraph 11I with respect to any then current Credit Ratings.”

1.4Paragraph 6A(2) is amended and restated, as follows:

“6A(2).Consolidated Leverage Ratio.  The ratio (the “Consolidated Leverage Ratio”) of (a) all Debt of the Company and Subsidiaries on a consolidated basis at any time to (b) Consolidated EBITDA for the period of four consecutive fiscal quarters then or most recently ended to exceed 3.50 to 1.00; provided, however, that in connection with any Acquisition that is not a Hostile Acquisition and that is in an Eligible Business Line for which the aggregate purchase consideration equals or exceeds $75,000,000, the maximum permitted Consolidated Leverage Ratio, at the election of the Company, with prior written notice from the Company to the holders of the Notes, shall increase to 4.00 to 1.00, on one occasion during the term of this Agreement, for the period beginning on the date of the consummation of such Acquisition and continuing until the fourth consecutive fiscal quarter end which occurs on or after the date of the consummation of such Acquisition, provided that the coupon (including the applicable default rate) for the Notes shall automatically, without further consent or other action of any Person, be deemed to be increased by 0.50% per annum during such period (which increase shall (i) be in addition to the applicable Interest Enhancement Payment that applies during such period or any portion thereof, and (ii) automatically, without further consent or other action of any Person, be deemed to return to the original coupon (including (i) the applicable Interest Enhancement Payment, and (ii) the applicable default rate) after the end of such period); and”

1.5Clause (viii) of paragraph 6C(1) is amended to delete each reference to “$10,000,000” and to replace each such reference with “$25,000,000.”

1.6Paragraph 6C(4) is amended and restated, as follows:

“6C(4)Sale of Capital Assets.  Sell, lease or transfer or otherwise dispose of any Capital Asset to any Person, except that (i) any Credit Party may sell or otherwise dispose of any Capital Asset to any other Credit Party, (ii) any Subsidiary that is not a Credit Party may sell or otherwise dispose of any Capital Asset to the Company or any other Subsidiary and (iii) during any rolling twelve-month period, the Company or any Subsidiary may sell or otherwise dispose of Capital Assets which constituted up to 10% of the total value of the consolidated assets of Matson Navigation and its Subsidiaries as of December 31, 2020, so long as such Capital Assets, when considered together with all other Capital Assets sold or otherwise disposed of subsequent to December 31, 2020, do not constitute in excess of 30% of the total value of the consolidated assets of Matson Navigation and its Subsidiaries as of December 31, 2020; provided that to the extent that the Company and its Subsidiaries have reinvested the net cash proceeds from any such sale in Capital Assets within twelve (12) months of the date of such sale, or have committed to so reinvest such net cash proceeds by the end of such twelve-month period and have actually reinvested such net cash proceeds within eighteen (18) months of the date of such sale, the amount of such reinvested net cash proceeds shall not constitute utilization of the foregoing 30% limitation; provided, further, that this covenant shall not apply to any Lien permitted hereunder;”

1.7Clause (vi) of paragraph 6C(6) is amended to delete the reference to “$30,000,000” and to replace each such reference with “$50,000,000.”

1.8Each of paragraph 6E and paragraph 6F is deleted in its entirety.

1.9Clause (ii) of paragraph 7A is amended to delete the reference to “$40,000,000” and to replace such reference with “$50,000,000.”

1.10The following definitions in paragraph 10B are deleted in their entirety:  “First Title XI Financing,” “Leverage Relief Period,” “Second Title XI Financing” and “U.S. Foreign Holdco.”

1.11Paragraph 10B is amended so that the following definitions are amended and restated or are added thereto in proper alphabetical order, as applicable, as follows:

““Excluded Subsidiary” means (a) each CFC, (b) each Foreign Holdco, and (c) any Subsidiary that is owned directly or indirectly by a CFC; provided, that in each case, such Person has not issued or guaranteed any indebtedness or notes issued pursuant to the Bank Credit Agreement or the Other Note Agreements.

“Foreign Holdco” means any Subsidiary, substantially all of the assets of which consist of equity interests of one or more Foreign Subsidiaries or other securities of one or more Foreign Subsidiaries (or are treated as consisting of such assets for U.S. federal income tax purposes) or indebtedness or accounts receivable owed by any Foreign Subsidiary to any Credit Party or treated as owed by the Foreign Subsidiary to any Credit Party for U.S. federal income tax purposes.

“Material Domestic Subsidiary” means any Domestic Subsidiary of the Company (other than a Foreign Holdco) that accounts for, on the date of determination, 5% or more of Consolidated EBITDA of the Company and its Subsidiaries for the period of four consecutive fiscal quarters then or most recently ended.”

2.Limitation of Modifications.  The modifications effected in this letter agreement shall be limited precisely as written and shall not be deemed to be (a) an amendment, consent, waiver or other modification of any other terms or conditions of the Agreement or any other document related to the Agreement, or (b) a consent to any future amendment, consent, waiver or other modification.  Except as expressly set forth in this letter agreement, each of the Agreement and the documents related to the Agreement shall continue in full force and effect.

3.Representations and Warranties.  The Company hereby represents and warrants as follows:  (i) No Default or Event of Default has occurred and is continuing (both immediately before and immediately after giving effect to the effectiveness of this letter agreement); (ii) the Company’s entering into and performance of the Agreement, as modified by this letter agreement, has been duly authorized by all necessary corporate and other action and do not and will not require any registration with, consent or approval of, or notice to or action by, any Person (including any governmental authority) in order to be effective and enforceable; (iii) the Agreement, as modified by this letter agreement, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its respective terms except as the enforceability thereof may be limited by bankruptcy, insolvency or other similar laws of general application relating to or affecting the enforcement of creditors’ rights or by general principles of equity; (iv) immediately after giving effect to this letter agreement, each of the representations and warranties of the Company set forth in the Agreement (other than the representation and warranty set forth in paragraph 8P of the Agreement) is true, correct and complete in all material respects (other than such representations and warranties as are expressly qualified by materiality (including Material Adverse Effect), which representations and warranties shall be true, correct and complete in all respects) as of the date hereof (except to the extent such representations and warranties expressly relate to another date, in which case such representations and warranties are true, correct and complete in all material respects (other than such representations and warranties as are expressly qualified by materiality (including Material

Adverse Effect), which representations and warranties shall be true, correct and complete in all respects) as of such other date); and (v) to the best knowledge of the Company, no legislation has been enacted or is reasonably likely to be enacted to either repeal or substantially modify Section 27 of the Merchant Marine Act, 1920, as amended to the date of this Agreement, commonly referred to as the Jones Act, in a manner that could reasonably be expected to have a Material Adverse Effect.

4.Effectiveness.This letter agreement shall become effective on the date on which:

(i) the Noteholders shall have received a fully executed counterpart of this letter agreement from the Company;

(ii) the Noteholders shall have received a counterpart signature page to this letter agreement from each of the Guarantors reaffirming their respective obligations under the Multiparty Guaranty;

(iii) the Noteholders shall have received (a) a certificate of a Responsible Officer of each Credit Party, in form and substance satisfactory to the Required Holders attaching a certified copy of resolutions of the Credit Parties approving and adopting this letter agreement and authorizing the execution and delivery of this letter agreement and (b) such incumbency certificates and such other documents and certifications as the Required Holders may reasonably require to evidence that the Credit Parties are in good standing in their jurisdiction of organization;

(iv) the Noteholders shall have received a fully executed copy of an amendment to the Bank Credit Agreement and a fully executed copy of an amendment to the Pru Note Agreement, each in form and substance reasonably satisfactory to the Required Holders;

(v) the Noteholders shall have received their ratable share of a modification fee in the aggregate amount equal to 25 basis points multiplied by the aggregate outstanding amount of the Notes as of the date hereof; and

(vi) the Company shall have paid Vedder Price P.C. its accrued and unpaid legal fees and expenses, to the extent such fees and expenses have been invoiced.

5.Miscellaneous.

(a)This document may be executed in multiple counterparts, which together shall constitute a single document.  Delivery of executed counterparts of this letter agreement by telefacsimile or other secure electronic format (pdf) shall be effective as an original.

(b)This letter agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the laws of the State of New York, excluding choice-of-law principles of the law of such state that would permit the application of the laws of a jurisdiction other than such state.

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If you are in agreement with the foregoing, please sign the counterpart of this letter agreement in the space indicated below and return it to the Noteholders whereupon, subject to the conditions expressed herein, it shall become a binding agreement among each party named as a signatory hereto.

Sincerely,

The foregoing Agreement is hereby accepted as of the date first above written.

Metropolitan Life Insurance Company

by MetLife Investment Management, LLC, Its Investment Manager

Metropolitan Tower Life Insurance Company

by MetLife Investment Management, LLC, Its Investment Manager

MetLife Insurance K.K.

by MetLife Investment Management, LLC, Its Investment Manager

Brighthouse Life Insurance Company

by MetLife Investment Management, LLC, Its Investment Manager

New England Life Insurance Company

by MetLife Investment Management, LLC, Its Investment Manager

Erie Family Life Insurance Company

by MetLife Investment Management, LLC, Its Investment Manager

By:	/s/ John Wills
Name: John Wills
Title: Authorized Signatory

Amendment to Matson/MetLife Note Agreement

PENSIONSKASSE DES BUNDES PUBLICA
By: MetLife Investment Management Limited, as Investment Manager

By:	/s/ Annette Bannister
Name: Annette Bannister
Title: Authorized Signatory

Amendment to Matson/MetLife Note Agreement

Accepted and agreed to

as of the date first

appearing above:

MATSON, INC., a Hawaii corporation

/s/ Matthew J. Cox
By:	Matthew J. Cox
Its:	Chairman of the Board and Chief Executive Officer

/s/ Joel M. Wine
By:	Joel M. Wine
Its:	Executive Vice President and Chief Financial Officer

Amendment to Matson/MetLife Note Agreement

Each of the Guarantors hereby (a) consents to the amendments and other modifications effected by this letter agreement and the other transactions contemplated hereby, (b) reaffirms its obligations under the Multiparty Guaranty (and any Joinder Agreement executed in connection therewith) and its waivers, as set forth in the Multiparty Guaranty, of each and every one of the possible defenses to such obligations, and (c) reaffirms that its obligations under the Multiparty Guaranty are separate and distinct from the respective obligations of the Company under the Agreement and the Notes.

MATSON NAVIGATION COMPANY, INC. a Hawaii corporation

/s/ Joel M. Wine
By:	Joel M. Wine
Its:	Executive Vice President and Chief Financial Officer

MATSON LOGISTICS, INC., a Hawaii corporation

/s/ Joel M. Wine
By:	Joel M. Wine
Its:	Executive Vice President and Chief Financial Officer

MATSON VENTURES, INC., a Hawaii corporation

/s/ Joel M. Wine
By:	Joel M. Wine
Its:	Vice President and Chief Financial Officer

MATSON ALASKA, INC., a Delaware corporation

/s/ Joel M. Wine
By:	Joel M. Wine
Its:	Senior Vice President and Chief Financial Officer

HORIZON LINES HOLDING CORP., a Delaware corporation

/s/ Joel M. Wine
By:	Joel M. Wine
Its:	Senior Vice President and Chief Financial Officer

Amendment to Matson/MetLife Note Agreement

HORIZON LINES, LLC, a Delaware limited liability company

/s/ Joel M. Wine
By:	Joel M. Wine
Its:	Senior Vice President and Chief Financial Officer

MATSON NAVIGATION COMPANY OF ALASKA, LLC, a Delaware limited liability company

/s/ Joel M. Wine
By:	Joel M. Wine
Its:	Senior Vice President and Chief Financial Officer

HORIZON LINES ALASKA VESSELS, LLC, a Delaware limited liability company

/s/ Joel M. Wine
By:	Joel M. Wine
Its:	Senior Vice President and Chief Financial Officer

HORIZON LINES MERCHANT VESSELS, LLC, a Delaware limited liability company

/s/ Joel M. Wine
By:	Joel M. Wine
Its:	Senior Vice President and Chief Financial Officer

SPAN INTERMEDIATE, LLC, a Delaware limited liability company

/s/ Joel M. Wine
By:	Joel M. Wine
Its:	Executive Vice President and Chief Financial Officer

SPAN ACQUISITION CO., LLC, a Delaware limited liability company

/s/ Joel M. Wine
By:	Joel M. Wine
Its:	Executive Vice President and Chief Financial Officer

Amendment to Matson/MetLife Note Agreement